Exhibit 10.3

June     , 2017

VIA HAND AND EMAIL

Name

Address

Re:	Retention Bonus Opportunity

Dear             :

We are pleased to inform you that, in recognition of your contributions to Claire’s Stores, Inc. (the “Company”), you are being offered the opportunity to receive a retention bonus (the “Retention Bonus”) on the following terms and conditions:

1. Payment of Retention Bonus. Subject to satisfaction of the conditions set forth below, you will be paid a Retention Bonus in the amount of $            , payable in a lump sum within thirty (30) days following the earlier of March 31, 2019 or the date of a Change in Control, as defined in your stock option grant letter, dated                      (such earlier date, the “Vesting Date”).

2. Conditions to Payment. In order to receive the Retention Bonus, all of the following conditions must be satisfied:

(a) You must remain employed by the Company or its subsidiaries through the Vesting Date.

(b) You must execute and not revoke a release of claims through the Vesting Date in favor of the Company and its affiliates in such form as is presented by the Company.

(c) At the time of payment, the Company must not be in default, and would not be in default by reason of the Retention Bonus (as well as similar payments made to other executives), under any debt agreement of the Company.

(d) At the time of payment, the Company’s internal projections must show that there will be sufficient cash available to meet liquidity needs for the succeeding 12 months, after taking into account the Retention Bonus (as well as similar payments made to other executives).

3. Termination of Employment. If your employment with the Company and its subsidiaries terminates for any reason prior to the Vesting Date (or any other condition set forth in paragraph 2 above is not satisfied), your right to payment of the Retention Bonus will be forfeited in its entirety.

4. Tax Withholding. Payment of the Retention Bonus will be subject to applicable federal, state and local tax withholding.

5. Effect on Other Benefits. You acknowledge that payment of the Retention Bonus is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments.

6. Assignment. The obligation to pay the Retention Bonus is solely that of the Company, provided that the Company may assign its obligations to any entity that succeeds to the Company’s business. You may not assign your right to receive the Retention Bonus.

7. No Right to Continued Employment. The grant of this Retention Bonus opportunity does not give you any right to continue your employment relationship with the Company or its subsidiaries, and you shall remain subject to discharge to the same extent as if this opportunity were not granted to you.

8. Governing Law. Any dispute arising under this letter shall be decided by applying the laws of the State of Illinois, without regard to conflicts of law principles.

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below and returning it to me.

Sincerely,
CLAIRE’S STORES, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO THIS DAY OF June, 2017

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